RESTATED CERTIFICATE OF INCORPORATION

of

ENERGY CONVERSION DEVICES, INC.

1.        The present name of the corporation (hereinafter called the “Corporation”) is ENERGY CONVERSION DEVICES, INC. The date of filing the original certificate of incorporation of ENERGY CONVERSION DEVICES, INC. with the Secretary of State of the State of Delaware is September 3, 1964.

2.        The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Certificate of Incorporation of ENERGY CONVERSION DEVICES, INC., without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3.        The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

Certificate of Incorporation

of

ENERGY CONVERSION DEVICES, INC.

FIRST:    The name of the corporation shall be ENERGY CONVERSION DEVICES, INC. (hereinafter called the ''Corporation”).

SECOND:    The registered office of the Corporation in the State of Delaware is to be located in the City of Dover, County of Kent. The name of its registered agent is The Prentice-Hall Corporation System, Inc., whose address is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

THIRD:    The nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do the same and in any part of the world:

(a)          To design, invent, develop, devise, manufacture, fabricate, assemble, install, service, maintain, repair, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, receive, obtain, hold, grant, assign, and transfer contracts, selling rights, licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, and without limiting the generality of the foregoing, any and all kinds of electronic, sonic, and mechanical devices, machines, converters, generators, contrivances, appliances, accessories, equipment, and supplies for producing, creating, converting, transmitting, projecting, intercepting, receiving, applying, holding, harnessing, consuming, and controlling sound, sound waves, light, electricity, gases, heat, energy, power, and the elements generally, together with the components, resultants, and by-products thereof; and to acquire by purchase or otherwise own, hold, lease, mortgage, sell or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of, any laboratories, research and experimental centers and facilities, factories, shops, storehouses, buildings and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary or incidental to, or connected with, any of the purposes or business of the Corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

(b)          To acquire by purchase, devise, exchange, concession, easement, contract, lease or otherwise, to hold, own, use, control, manage, improve, maintain and develop, to mortgage, pledge, grant, sell, convey, exchange, assign, divide, lease, sublease, or otherwise encumber and dispose of, and to deal and trade in, improved or unimproved real estate, lands, leaseholds, options, concessions, easements, tenements, hereditaments and interests in real, mixed and personal property, of every kind and description wheresoever situated, and any and all rights therein.

(c)          To manage, operate, service, equip, furnish, alter, and keep in repair buildings and real and personal property of every kind, nature and description, whether as principal, agent, broker, or otherwise, and generally to do anything and everything necessary and proper and to the extent permitted by law in connection with the business of managing and operating real and personal property of any and all kinds.

(d)          To lend money or make advances from time to time to such extent, to such borrowers, on such terms, and on such security, if any, as the Board of Directors of the Corporation may determine, but only to the extent permitted to corporations organized under the General Corporation Law at the State of' Delaware.

(e)          To purchase, exchange, hire, or otherwise acquire such personal property, chattels, rights, easements, permits, privileges, and franchises as may lawfully be purchased, exchanged, hired, or acquired by corporations organized under the General Corporation Law of the State of Delaware.

(f)           To borrow money for its corporate purposes, and to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures or other obligations from time to time, for the purchase of property or for any purpose in or about the business of the Corporation, and, if deemed proper, to secure the payment of any such obligations by mortgage, pledge, deed of trust or otherwise.

(g)          To underwrite, guarantee, purchase, acquire, hold, sell, assign, transfer, mortgage, pledge, hypothecate, exchange, deal in and otherwise dispose of, alone or in syndicates or otherwise in conjunction with others, stocks, bonds and other evidences of indebtedness and obligations of any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, and evidences of any interest, in respect of any such stocks, bonds and other evidences of indebtedness and obligations; to issue in exchange therefor its own stocks, bonds or other obligations; and, while the owner or holder of any such, to exercise all the rights, powers and privileges of ownership in respect thereof; and, to the extent now or hereafter permitted by law, to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for any such stocks, bonds or other evidences of indebtedness or obligations or evidences of any interest in respect thereof.

(h)          To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock or any securities or other obligations of the Corporation in the manner and to the extent now or hereafter permitted to corporations organized under the laws of the State of Delaware; provided, that the Corporation shall not use its funds or other assets for the purchase of its own shares of stock when such use would cause any impairment of the capital of the Corporation, except as otherwise permitted by law, and provided further, that shares of its own capital stock belonging to the Corporation shall not be voted upon directly or indirectly.

(i)           To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, and manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(i)    inventions, devices, formulae, processes and any improvements and modifications thereof;

(ii)   letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any foreign country or sub-division thereof, and all rights connected therewith or appertaining thereunto;

(iii)    franchises, licenses, grants and concessions.

(j)           To acquire and to take over as a going concern and thereafter to carry on the business of any person, firm, or corporation engaged in any business which the Corporation is authorized to carry on, and in connection therewith, to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of any such business.

(k)          To undertake, contract for or carry on any business incidental to any of the objects or purposes of the Corporation.

(l)           To do any of the things hereinbefore enumerated for itself or for account of others and to make and perform contracts for doing any part thereof.

(m)         To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of the Corporation, or business of a similar nature, with any person, corporation, private, public or municipal, body politic under the government of the United States or any state, territory or colony thereof, or any foreign government, to the extent permitted to corporations organized under the General Corporation Law of the State of Delaware.

(n)          To do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms or individuals, and either as principal or agent, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes or powers or any or them.

The Corporation shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein or the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock of a par value of one cent ($.01) per share.

FIFTH:    The minimum amount of capital with which the Corporation will commence business is $1,000.00

SIXTH:    The name and place of residence of each of the incorporators is as follows:

Name	Residence
R. G. Dickerson	Dover, Delaware
J.A. Kent	Dover, Delaware
Z. A. Pool, III	Dover, Delaware

SEVENTH:    The existence of the Corporation is to be perpetual.

EIGHTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH:    The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws, but in no case shall the number be less than three. Vacancies (unless the vacancy be caused by the removal of a director) and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be elected and qualified. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

Any director may be removed at any time, either with or without cause, and his place filled at any meeting of stockholders, by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote.

In furtherance, and not in limitation of the powers conferred by law, and in addition to the powers which may be conferred by the By-Laws, the Board of Directors is expressly authorized:

(a)          To make, alter, amend or repeal the By-Laws of the Corporation subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal By-Laws made by the Board of Directors.

(b)          To remove at any time any officer elected or appointed by the Board of Directors by such vote of the Board of Directors as may be provided for in the By-Laws. Any other officer of the Corporation may be removed at any time by a vote of the Board or Directors, or by any committee or superior officer upon whom such power of removal may be conferred by the By-Laws or by the vote of the Board or Directors.

(c)          To determine whether any, and if any, what part, of the annual net profits of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such annual net profits or net assets in excess of capital.

(d)          To fix from time to time the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose.

(e)          From time to time to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

(f)           To authorize, and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

TENTH:    In the absence of fraud, no contract or other transaction between this Corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this Corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein, provided that the existence and nature of any such interest, position or connection of such director or officer shall be disclosed or shall have been known to the directors present at any meeting of the Board of Directors at which action on any such contract or transaction shall have been taken; any director may be counted in determining the existence of a quorum and may vote at any meeting of the Board or Directors of this Corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or parent or affiliated corporation without regard to the fact that he is also a director of such subsidiary or parent or affiliated corporation.

ELEVENTH:    Each director and each officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director or officer of the Corporation or, at its request, of any other corporation of which it is a stockholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director or officer at the time of imposing or incurring such expenses), except in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct; or in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.

TWELFTH:    Each officer, director, or member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the Board of Directors or by any such committee or in relying in good faith upon other records of the Corporation.

THIRTEENTH:    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the Corporation to indemnify its directors pursuant to the provisions of this Certificate of Incorporation, the Bylaws of the Corporation or as may be permitted by the Delaware General Corporation Law.

FOURTEENTH:    Both the stockholders and the directors of the Corporation may, if the By-Laws so provide, hold their meetings and the Corporation may have an office or offices and may keep its books (except such as are required by the laws of the State of Delaware to be kept in Delaware) within or without the State of Delaware, at such place or places as may from time to time be designated by the Board of Directors.

FIFTEENTH:    No holder of any of the shares of the Corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation, or bonds, certificates or indebtedness, debentures or other securities convertible into shares of the Corporation or carrying any right to purchase shares of any class, but any such unissued shares or such additional authorized issue of any shares or other securities convertible into shares, or carrying any right to purchase shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

SIXTEENTH:    The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this restated Articles of Incorporation to be signed by its Chairman and Chief Executive Officer and its corporate seal to be hereunto affixed by its Secretary this 6th of December 2006.

ENERGY CONVERSION DEVICES, INC.

/s/ Robert C. Stempel
By: Robert C. Stempel
Chairman and Chief Executive Officer

 ATTEST:

/s/ Ghazaleh Koefod

 Ghazaleh Koefod, Secretary